OPERATING AGREEMENT
                                  FOR
                          ALL-AMERICAN GOLF LLC,
                        A LIMITED LIABILITY COMPANY

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH HEREIN.
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                            TABLE OF CONENTS
                                                                     Page

ARTICLE I-DEFINITIONS ..............................................  1
             1.1    "Act" ..........................................  1
             1.2    "Adjusted Capital Account Deficit" .............  1
             1.3    "Affiliate" ....................................  1
             1.4    "Agreement" ....................................  2
             1.5    "Appraised Unit Value" .........................  2
             1.6    "Articles" .....................................  2
             1.7    "Bankruptcy" ...................................  2
             1.8    "Callaway Golf Loan"............................  2
             1.9    "Callaway Golf Decision" .......................  2
             1.10   "Capital Account"...............................  2
             1.11   "Capital Contributions" ........................  2
             1.13   "Cash Shortfall" ...............................  3
             1.14   "Center" .......................................  3
             1.16   "Code" .........................................  3
             1.17   "Company" ......................................  3
             1.18   "Company Minimum Gain" .........................  3
             1.19   "Construction Budget" ..........................  3
             1.20   "Corporations Code" ............................  3
             1.21   "Default Contribution" .........................  3
             1.22   "Dissolution Event" ............................  3
             1.23   "Distribution" .................................  3
             1.24   "Economic Interest" ............................  3
             1.25   "Economic Interest Owner" ......................  3
             1.26   "Event of Insolvency" ..........................  4
             1.27   "Fiscal Year"...................................  4
             1.28   "Interest" .....................................  4
             1.29   "Involuntary Transfer Notice" ..................  4
             1.30   "Involuntary Transferred Units" ................  4
             1.31   "Joint Decision" ...............................  4
             1.32   "License Agreement" ............................  4
             1.33   "Licensing Fee" ................................  4
             1.34   "Liquidation" ..................................  4
             1.35   "Management Fee" ...............................  4
             1.36   "Manager" ......................................  4
             1.37   "Member" .......................................  5
             1.38   "Member Minimum Gain" ..........................  5
             1.39   "Member Nonrecourse Debt" ......................  5
             1.40   "Member Nonrecourse Debt Minimum Gain" .........  5
             1.41   "Member Nonrecourse Deductions".................  5
             1.42   "Membership Interest"...........................  5
             1.43   "Net Income" or "Net Loss"......................  5
             1.44   "Nonrecourse Debt"..............................  5
             1.45   "Nonrecourse Deductions"........................  5
             1.46   "Nonrecourse Liability".........................  6
             1.47   "Nonvolitional Event"...........................  6
             1.48   "Performance Center"............................  6
             1.49   "Person"........................................  6
             1.50   "Prime Rate"....................................  6
             1.51   "Property"......................................  6
             1.52   "Remaining Members".............................  6
             1.53   "Regulations"...................................  6
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             1.54   "SportPark".....................................  6
             1.55   "Transfer"......................................  6
             1.56   "Units".........................................  6

ARTICLE II-ORGANIZATIONAL MATTERS...................................  6
             2.1    Formation.......................................  6
             2.2    Name............................................  7
             2.3    Term............................................  7
             2.4    Office and Agent................................  7
             2.5    Purposes of Company.............................  7
             2.6    Appointment of Board Member.....................  7
             2.7    Ownership of Saint Andrews and the SportPark....  7

ARTICLE III-CAPITAL CONTRIBUTION....................................  8
             3.1    Initial Capital Contributions...................  8
                    a.    Saint Andrews.............................  8
                    b.    Callaway Golf.............................  8
             3.2    Additional Capital Contributions................  8
                    a.    Additional Capital Contributions To
                           Pay Callaway Golf Loan...................  8
                    b.    Additional Capital Contributions For
                           Construction Costs In
                           Excess of Construction Budget............  8
                    c.    Other Additional Capital Contributions....  9
                    d.    Adjustment to Capital Accounts............  9
             3.3    Capital Accounts................................  9
                    a.    Withdrawal; Successors....................  9
                    b.    Compliance with Regulations...............  9
             3.4    No Interest.....................................  9
             3.5    Failure to Make Contributions .................. 10
             3.6    Callaway Golf Loan.............................. 11

 ARTICLE IV-MEMBERS................................................. 11
             4.1    Limited Liability............................... 11
             4.2    Members Are Not Agents.......................... 12
             4.3    Admission of Additional Members................. 12
             4.4    Transactions With The Company................... 12
             4.5    License Agreement............................... 12
             4.6    Remuneration To Members......................... 12
             4.7    Voting Rights................................... 12
                    a.    Unanimous Approval........................ 12
                    b.    Approval by Members....................... 13
                    c.    Other Voting Rights....................... 13
             4.8    Meetings of Members............................. 13

ARTICLE V-MANAGEMENT AND CONTROL OF THE COMPANY..................... 13
             5.1    Management of the Company by the Manager........ 13
                    a.    Exclusive Management by the Manager....... 13
                    b.    Involvement of Ron Boreta................. 14
             5.2    Powers and Obligations of the Manager........... 14
                    a.    Powers of the Manager..................... 14
                    b.    Obligations of the Manager................ 14
                    c.    Limitations on Power of the Manager....... 15
                    d.    Callaway Golf Decisions................... 16
             5.3    Operation of the Performance Center............. 17
             5.4    Members Have No Managerial Authority............ 17
             5.5    Devotion of Time................................ 17
             5.6    Covenant Not to Compete With the Company........ 18
                                    -iii-
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             5.7    Resignation or Removal of the Manager........... 18
             5.8    Transactions Between the Company and the
                     Manager........................................ 18
             5.9    Payments to the Manager......................... 18

ARTICLE VI-ALLOCATIONS OF NET INCOME AND NET LOSS
   AND DISTRIBUTIONS ............................................... 19
             6.1    Allocations of Net Income and Net Loss.......... 19
                    a.    Net Income Allocations.................... 19
                    b.    Net Loss Allocations...................... 19
             6.2    Special Allocations............................. 19
                    a.    Minimum Gain Chargeback and Qualified
                           Income Offset............................ 19
                           (i)    No Impermissible Deficits......... 19
                           (ii)   Qualified Income Offset........... 20
                           (iii)  Minimum Gain Chargeback........... 20
                    b.   Income Characterization.................... 20
                    c.   Change in Units............................ 20
                    d.   Mandatory Allocations - Section 704(c)
                          and Member Nonrecourse Debt............... 21
                    e.    Guarantee of Company Indebtedness......... 21
                    f.    References to Regulations................. 22
             6.3    Excess Nonrecourse Liability Safe Harbor........ 22
             6.4    Cash from Operations............................ 22
             6.5    Form of Distribution............................ 23
             6.6    Liquidating Distributions....................... 23
             6.7    Restriction on Distributions.................... 24
             6.8    Return of Distributions......................... 24

ARTICLE VII-RESTRICTIONS ON TRANSFER................................ 24
             7.1    Transfer Restrictions........................... 24
                    a.    Restrictions On Members................... 24
                    b.    Restrictions on Saint Andrews............. 24
                    c.    Restrictions on Callaway Golf............. 25
             7.2    Purchase and Sale Rights........................ 26
             7.3    Involuntary Transfers........................... 27
             7.4    Warranty........................................ 27
             7.5    Invalid Transfer................................ 28

ARTICLE VIII-CONSEQUENCES OF A DISSOLUTION EVENT.................... 28
             8.1    Dissolution Event............................... 28

ARTICLE IX-ACCOUNTING, RECORDS, REPORTING BY MEMBERS................ 28
             9.1    Books and Records............................... 28
             9.2    Delivery to Members and Inspection.............. 29
             9.3    Annual and Monthly Statements................... 29
             9.4    Filings......................................... 30
             9.5    Bank Accounts................................... 30
             9.6    Accounting Decisions and Reliance on Others..... 30
             9.7    Tax Matters for the Company..................... 30
             9.8    Tax Status and Returns.......................... 31
                    a.    Status as Company for Tax Purposes........ 31

ARTICLE X-DISSOLUTION AND WINDING UP................................ 31
             10.1   Dissolution..................................... 31
             10.2   Winding Up...................................... 31
             10.3   Distributions in Kind........................... 32
                                    -iv-
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             10.4   Order of Payment of Liabilities Upon
                     Dissolution.................................... 32
             10.5   Compliance with Regulations..................... 32
             10.6   Limitations on Payments Made in Dissolution..... 32
             10.7   No Action for Dissolution....................... 32

ARTICLE XI-INDEMNIFICATION AND INSURANCE............................ 33
             11.1   Indemnification of Agents....................... 33
             11.2   Insurance....................................... 33

ARTICLE XII-INVESTMENT REPRESENTATIONS.............................. 34
             12.1   Preexisting Relationship or Experience.......... 34
             12.2   No Advertising.................................. 34
             12.3   Investment Intent............................... 34
             12.4   Accredited Investor............................. 34
             12.5   Purpose of Entity............................... 34
             12.6   Economic Risk................................... 34
             12.7   No Registration of Membership Interest.......... 34
             12.8   Membership Interest in Restricted Security...... 34
             12.9   No Obligation to Register....................... 35
             12.10  Legends......................................... 35
             12.11  Investment Risk................................. 35
             12.12  Restrictions on Transferability................. 35
             12.13  No Representations By Company................... 35
             12.14  Consultation with Attorney...................... 36

ARTICLE XIII-MISCELLANEOUS.......................................... 36
             13.1   Complete Agreement.............................. 36
             13.2   Binding Effect.................................. 36
             13.3   Parties in Interest............................. 36
             13.4   Pronouns; Statutory References.................. 36
             13.5   Headings........................................ 36
             13.6   References to this Agreement.................... 36
             13.7   Jurisdiction.................................... 37
             13.8   Governing Law................................... 37
             13.9   Exhibits........................................ 37
             13.10  Severability.................................... 37
             13.11  Additional Documents and Acts................... 37
             13.12  Notices......................................... 37
             13.13  Amendments...................................... 37
             13.14  Reliance on Authority of Person Signing
                     Agreement...................................... 37
             13.15  No Interest in Company Property: Waiver
                     of Action for Partition........................ 37
             13.16  Multiple Counterparts........................... 38
             13.17  Attorney Fees................................... 38
             13.18  Time is of the Essence.......................... 38
             13.19  Remedies Cumulative............................. 38

                             OPERATING AGREEMENT
                                    FOR
                            ALL-AMERICAN GOLF LLC,
                          A LIMITED LIABILITY COMPANY

    This Operating Agreement is made as of June 13, 1997, by and among the parties listed on the signature pages hereof, with reference to the following facts:

    A. The parties have formed All-American Golf LLC (the "Company"), a limited liability company under the laws of the State of California.

    B. The parties desire to adopt and approve an operating agreement for the Company.

    NOW, THEREFORE, the parties (hereinafter sometimes collectively referred to as the "Members," or individually as the "Member") by this Agreement set forth the limited liability company agreement for the Company under the laws of the State of California upon the terms and subject to the conditions of this Agreement.

                                  ARTICLE I
                                 DEFINITIONS

    When used in this Agreement, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

    1.1 "Act" shall mean the Beverly-Killea Limited Liability Company, Act, codified in the California Corporations Code, Section 17100 et seq., as the same may be amended from time to time.

    1.2 "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

        a. Credit to such Capital Account any amounts which the Member is obligated to restore and the Member's share of Member Minimum Gain and Company Minimum Gain and;

        b. Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and
1.704-1(b)(2)(ii)(d)(6).

    1.3 "Affiliate" shall mean any individual, partnership, corporation, trust or other entity or association, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Member. The term "control," as used in the immediately preceding sentence, means, with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

    1.4 "Agreement" shall mean this Operating Agreement, as originally executed and as amended from time to time.

    1.5    "Appraised Unit Value" shall have the meaning ascribed to it in
Section 7.2.

    1.6 "Articles" shall mean the Articles of Organization of the Company originally filed with the California Secretary of State and as amended from time to time.

    1.7 "Bankruptcy" shall mean: (a) the filing of an application by a Member for, or his or her consent to, the appointment of a trustee, receiver, or custodian of his or her assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member unless the proceedings and the person appointed are dismissed within ninety (90) days; or
(e) the failure by a Member generally to pay his or her debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of his or her inability to pay his or her debts as they become due.

    1.8    "Callaway Golf Loan" shall have the meaning ascribed to it in
Section 3.6.

    1.9    "Callaway Golf Decision"  shall have the meaning ascribed to it in
Section 5.2.

    1.10 "Capital Account" shall mean with respect to any Member the capital account which the Company establishes and maintains for such Member pursuant to Section 3.3.

    1.11 "Capital Contributions" shall mean the total value of cash and fair market value of property (excluding the Callaway Golf Loan) contributed and/or services rendered or to be rendered to the Company by Members.

    1.12 "Cash from Operations" shall mean the net cash realized by the Company from all sources, including, but not limited to, the operations of the Company after payment of all cash expenditures of the Company, including, but not limited to, operating expenses, including all fees payable to the Manager, all payments of principal and interest on the Callaway Golf Loan or other indebtedness, expenses for repairs and maintenance, capital improvements and replacements, and such reserves and retentions as the Members reasonably determine to be necessary and desirable in connection with the Company's operations in connection with its existing assets and any anticipated acquisitions.

    1.13    "Cash Shortfall" shall have the meaning ascribed to it in Section
6.4.

    1.14    "Center" shall have the meaning ascribed to it in Section 2.5.

    1.15    "Change of Control" shall have the meaning ascribed to it in
Section 7.1.

    1.16 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

    1.17    "Company" shall mean All-American Golf LLC.

    1.18 "Company Minimum Gain" shall have the meaning ascribed to the term "Partnership Minimum Gain" in the Regulations Section 1.704-2(d)(1).

    1.19    "Construction Budget" shall have the meaning ascribed to it in
Section 3.2

    1.20 "Corporations Code" shall mean the California Corporations Code, as amended from time to time, and the provisions of succeeding law.

    1.21    "Default Contribution" shall have the meaning ascribed to it in
Section 3.5.

    1.22 "Dissolution Event" shall mean with respect to any Member one or more of the following: the death, insanity, expulsion, Bankruptcy, dissolution or occurrence of any other event which terminates the continued membership of any Member unless the Members consent to continue the business of the Company pursuant to Section 8.1.

    1.23 "Distribution" shall refer to any money or other property transferred without consideration to Members with respect to their interests in the Company, but shall not include any payments to the Manager pursuant to
Article V or payment of the Licensing Fee to Callaway Golf pursuant to Section 4.5.

    1.24 "Economic Interest" shall mean a Member's or Economic Interest Owner's share of one or more of the Company's taxable income, taxable losses, and distributions of the Company's assets pursuant to this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management, or any right to information concerning the business and affairs, of Company.

    1.25 "Economic Interest Owner" shall mean the owner of an Economic Interest who is not a Member.

    1.26 "Event of Insolvency" shall occur when an order for relief against a Manager is entered under Chapter 7 of the federal bankruptcy law, or (i) a
Manager: (a) makes a general assignment for the benefit of creditors, (b) files a voluntary petition under the federal bankruptcy law, (c) files a petition or answer seeking for that Manager a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against a Manager in any proceeding of this nature, or (e) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of that Manager or of all or a substantial part of that Manager's properties, or (ii) the expiration of 60 days after either (a) the commencement of any proceeding against a Manager seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, if the proceeding has not been dismissed, or (b) the appointment without a Manager's consent or acquiescence of a trustee, receiver, or liquidator of a Manager or of all or any substantial part of a Manager's properties, if the appointment has not been vacated or stayed (or if within 60 days after the expiration of any such stay, the appointment is not vacated).

    1.27    "Fiscal Year" shall mean the Company's fiscal year.

    1.28 "Interest" shall mean either an Economic Interest or a Membership Interest.

    1.29 "Involuntary Transfer Notice" shall have the meaning ascribed to it in Section 7.3.

    1.30 "Involuntary Transferred Units" shall have the meaning ascribed to it in Section 7.3.

    1.31    "Joint Decision" shall have the meaning ascribed to it in Section
5.2.

    1.32    "License Agreement" shall have the meaning ascribed to it in
Section 4.5.

    1.33    "Licensing Fee" shall have the meaning ascribed to it in Section
4.5.

    1.34 "Liquidation" means in respect to the Company the earlier of the date upon which the Company is terminated under Section 708(b)(1) of the Code or the date upon which the Company ceases to be a going concern (even though it may exist for purposes of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and in respect to a Member where the Company is not in Liquidation means the date upon which occurs the termination of the Member's entire interest in the Company by means of a Distribution or the making of the last of a series of Distributions (in one or more years) to the Member by the Company.

    1.35    "Management Fee" shall have the meaning ascribed to it in Section
5.9.

    1.36 "Manager" shall mean one or more managers. Specifically, "Manager" shall mean Saint Andrews or any Person appointed as a successor that succeeds it in that capacity.

    1.37 "Member" shall mean each Person who (a) is an initial signatory to this Agreement, has been admitted to the Company as a Member in accordance with the Articles or this Agreement or an assignee who has become a Member in accordance with Article VII and (b) has not resigned, withdrawn, been expelled or, if other than an individual, dissolved.

    1.38 "Member Minimum Gain" shall have the meaning set forth in Treasury Regulations Section 1.704-2(d)(1).

    1.39 "Member Nonrecourse Debt" shall have the meaning ascribed to the term "Partner Nonrecourse Debt" in Regulations Section 1.704-2(b)(4).

    1.40 "Member Nonrecourse Debt Minimum Gain" means an amount with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations
Section 1.704-2(i)(2).

    1.41 "Member Nonrecourse Deductions" shall have the meaning set forth in Treasury Regulations Section 1.704-2(i). The amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company fiscal year equals the excess, if any, (A) of the net increase, if any, in the amount of the Company Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year, over (B) the aggregate amount of any distributions during such year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Nonrecourse Debt Gain attributable to such Member Nonrecourse Debt, determined according to the provisions of Treasury Regulations Section 1.704-2(i).

    1.42 "Membership Interest" shall mean a Member's entire interest in the Company including the Member's Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs, of the Company.

    1.43 "Net Income" or "Net Loss" shall mean the income, gain, loss, deductions of the Company in the aggregate or separately stated, as determined in accordance with the method of accounting at the close of each Fiscal Year on the company's informational tax return filed for federal income tax purposes.

    1.44 "Nonrecourse Debt" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

    1.45 "Nonrecourse Deductions" shall have the meaning, and the amount thereof shall be, as set forth in Treasury Regulations Section 1.704-2(c). The amount of Nonrecourse Deductions for a Company Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Company Minimum Gain during that Fiscal Year, over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

    1.46 "Nonrecourse Liability" shall have the meaning set forth in Regulations Section 1.704-2(b)(3).

    1.47 "Nonvolitional Event" shall have the same meaning ascribed to it in Section 7.3.

    1.48    "Performance Center" shall have the meaning ascribed to it in
Section 5.3.

    1.49 "Person" shall mean an individual, general partnership, limited partnership, limited liability company, corporation, trust, estate, real estate investment trust, association or any other entity.

    1.50 "Prime Rate" shall mean the Bank of America prime rate, as adjusted from time to time.

    1.51 "Property" shall mean all real and personal property acquired by the Company whether tangible or intangible.

    1.52    "Remaining Members" shall have the meaning ascribed to it in
Section 8.1.

    1.53 "Regulations" shall, unless the context clearly indicates otherwise, mean the regulations currently in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code.

    1.54    "SportPark" shall have the meaning ascribed to it in Section 2.5

    1.55    "Transfer" shall have the meaning ascribed to it in Section 7.1.

    1.56    "Units" shall mean an interest in the Company as set forth in
Section 3.1 hereto, as may be adjusted from time to time pursuant to the terms of this Agreement.

                                 ARTICLE II
                             ORGANIZATIONAL MATTERS

    2.1 Formation. Pursuant to the Act, the Members have formed a California limited liability company under the laws of the State of California by filing the Articles with the California Secretary of State on May 28, 1997. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

    2.2 Name. The name of the Company shall be "All-American Golf LLC." The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Members deem appropriate or advisable. The Manager shall file any fictitious name certificates and similar filings, and any amendments thereto, that the Manager considers appropriate or advisable.

    2.3 Term. The term of this Agreement shall be co-terminus with the period of duration of the Company provided in the Articles, unless extended or sooner terminated as hereinafter provided.

    2.4 Office and Agent. The Company shall continuously maintain an office and registered agent in the State of California as required by the Act. The principal office of the Company shall be as the Manager may determine.
The Company also may have such offices, anywhere within and without the State of California, as the Manager from time to time may determine, or the business of the Company may require. The registered agent shall be as stated in the Articles or as otherwise determined by the Manager.

    2.5 Purposes of Company. Without the consent of all of the Members, the Company shall not engage in any business other than the following:

        a. Operation of a golf facility on approximately 42 acres of land (the "Center") inside the All-American SportPark located on approximately 65 acres of property adjacent to Las Vegas Boulevard in Las Vegas, Nevada (the "SportPark").

        b. Such other activities directly related to the foregoing purposes as may be necessary, advisable, or appropriate to further the foregoing purposes.

    2.6 Appointment of Board Member. Upon the request of Callaway Golf, at any time during the term of this Agreement, Saint Andrews shall cause one individual designated by Callaway Golf to be appointed to the Board of Directors of Saint Andrews. Saint Andrews' obligation set forth in the preceding sentence shall not be a one-time obligation but shall be a continuing obligation for the term of this Agreement.

    2.7 Ownership of Saint Andrews and the SportPark. Saint Andrews represents and warrants to Callaway Golf that:

        a.    The ownership of Saint Andrews is as reflected on Exhibit 2.7;

        b. Saint Andrews owns One Hundred percent (100%) of the outstanding shares of All-American SportPark, Inc. ("All-American"); and

        c. Saint Andrews shall be solely responsible for the day-to-day operational management of the SportPark and will not share such responsibility with any other entity.

                                 ARTICLE III
                           CAPITAL CONTRIBUTION

    3.1    Initial Capital Contributions.

        a. Saint Andrews. Saint Andrews Golf Corporation, a Nevada corporation ("Saint Andrews"), shall contribute to the Company the value of the expenses incurred by Saint Andrews relating to the design, construction and permitting of the Center (the "Center Costs") and cash in the combined amount of Three Million Dollars ($3,000,000) for 80 Units of the Company. Saint Andrews shall receive a Three Million Dollar ($3,000,000) credit to its Capital Account. As of May 30, 1997, Saint Andrews has incurred and paid approximately One Million Four Hundred Thousand Dollars ($1,400,000) of Center Costs. Callaway Golf shall have the right to audit the Center Costs and in its good faith reasonable judgement require a downward adjustment of the Center Costs. In the event of a downward adjustment Saint Andrews shall make a sufficient capital contribution to cause its Capital Account to equal Three Million Dollars ($3,000,000) after the adjustment. If Saint Andrews pays Center Costs and contributes cash which exceeds Three Million Dollars ($3,000,000), the Company shall reimburse Saint Andrews for those expenses in excess of Three Million Dollars ($3,000,000). Saint Andrews represents and warrants that all Center Costs are legitimate and necessary costs which were incurred and paid by Saint Andrews for the purpose of obtaining materials and services relating to the construction of the Center.

        b. Callaway Golf. Upon the formation of the Company, Callaway Golf Company, a California corporation ("Callaway Golf") shall contribute to the Company cash in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) in exchange for 20 Units of the Company. Callaway Golf shall receive a $750,000 credit to its Capital Account.

    3.2    Additional Capital Contributions.

        a. Additional Capital Contributions To Pay Callaway Golf Loan. Within one (1) year of the effective date of the Callaway Golf Loan (as defined below), Saint Andrews may make an additional Capital Contribution, provided the entire amount of the Capital Contribution shall be used for the sole purpose of paying down the Callaway Golf Loan. If Saint Andrews makes the Capital Contribution pursuant to this Section 3.2(a), Callaway Golf shall make an additional Capital Contribution to the Company equal to twenty-five percent (25%) of the additional Saint Andrews Capital Contribution made pursuant to this Section 3.2(a), but in no event shall this additional Capital Contribution by Callaway Golf exceed Eight Hundred Fifty Thousand Dollars ($850,000). This additional Capital Contribution by Callaway Golf shall also be used solely for the purpose of paying down the Callaway Loan.

        b. Additional Capital Contributions For Construction Costs In Excess of Construction Budget. Saint Andrews may make an additional Capital Contribution of up to One Million Dollars ($1,000,000) to the Company if the cost of the construction of the Center exceeds Nine Million Dollars ($9,000,000) (the "Construction Budget"). If Saint Andrews makes the additional Capital Contribution pursuant to this Section 3.2(b), Callaway Golf shall also make as an additional Capital Contribution a reduction in indebtedness due Callaway Golf under the Callaway Golf Loan in an amount equal to twenty-five percent (25%) of the additional Saint Andrews Capital Contribution made pursuant to this Section 3.2(b). The Units of Saint Andrews and Callaway Golf shall be adjusted to reflect the Capital Contributions made pursuant to this Section 3.2(b).

        c. Other Additional Capital Contributions. Except as described herein, no Member shall be required to make any additional Capital Contributions. To the extent unanimously approved by the Members, from time to time, the Members may be permitted to make additional Capital Contributions if and to the extent they so desire, and if the Manager determines that such additional Capital Contributions are necessary or appropriate for the conduct of the Company's business, including without limitation, expansion or diversification. In that event, the Members shall have the opportunity, but not the obligation, to participate in such additional Capital Contributions on a pro rata basis in accordance with their Units.

        d. Adjustment to Capital Accounts. Immediately following such Capital Contributions pursuant to this Section 3.2, the Units shall be adjusted by the Manager to reflect the new relative proportions of the Capital Accounts of the Members.

    3.3 Capital Accounts. The Company shall establish an individual Capital Account for each Member. The Company shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv). If a Member transfers his or her Membership Interest in accordance with this Agreement, such Member's Capital Account shall carry over to the new owner of such Membership Interest pursuant to Regulations Section 1.704-1(b)(2)(iv)(1).

        a. Withdrawal; Successors. A Member shall not be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, and no Member shall be entitled to make any capital contribution to the Company other than the Capital Contributions provided for herein. Any Member, including any additional or substitute Member, who shall receive an Interest in the Company or whose Interest in the Company shall be increased by means of a transfer to it of all or part of the Interest of another Member, shall have a Capital Account with respect to such Interest initially equal to the Capital Account with respect to such Interest of the Member from whom such Interest is acquired except as otherwise required to account for any step up in basis resulting from a Code Section 708 termination of the Company by reason of said Interest transfer.

        b. Compliance with Regulations. The provisions of this Section 3.3 are intended to satisfy the capital account maintenance requirements of Treasury Regulations Section 1.704-1(b)(2)(iv) and such provisions shall be modified to the extent required by such Section or any successor provision thereto.

    3.4 No Interest. No Member shall be entitled to receive any interest on his or her Capital Contributions.

    3.5 Failure to Make Contributions. If a Member does not timely contribute capital when required, that Member shall be in default under this Agreement. In such event, the Managers shall send the defaulting Member written notice of such default, giving him or her fourteen (14) days from the date such notice is given to contribute the entire amount of his or her required Capital Contribution.

        a. If the defaulting Member does not contribute his or her required capital to the Company within said fourteen (14)-day period, the Managers or those non-defaulting Members who hold a majority of the Interests held by all non-defaulting Members may elect any one or more of the following remedies:

            (i) The non-defaulting Members may advance funds to the Company to cover those amounts which the defaulting Member fails to contribute. Amounts which a non-defaulting Member so advances on behalf of the defaulting Member shall become a loan due and owing from the defaulting Member to such non-defaulting Member and bear interest at the rate of ten percent (10%) per annum, payable monthly. All cash distributions otherwise distributable to the defaulting Member under this Agreement shall instead be paid to the non-defaulting Members making such advances until such advances and interest thereon are paid in full. In any event, any such advances shall be evidenced by a secured promissory note in the form of Exhibit A hereto and shall be due and payable by the defaulting Member one (1) year from the date that such advance was made. Effective upon a Member becoming a defaulting Member, each Member grants to the non-defaulting Members who advance finds under this
Section 3.5(i)(a) security interest in its Interest to secure its obligation to repay such advances and agrees to execute and deliver a promissory note as described herein. Any amounts repaid shall first be applied to interest and thereafter to principal.

            (ii) The non-defaulting Members may contribute all or a portion of the default amount ("Default Contributions"). The number of Units received by the non-defaulting Member for the Default Contributions shall be equal to the quotient of: (1) the product of (a) the amount contributed by the non-defaulting Member pursuant to this Section 3.5(a)(ii); multiplied by (b) 120%; divided by (2) the Appraised Unit Value (determined in accordance with Section 7.2) of a Unit prior to the contribution of the non-defaulting Member.

            (iii) The non-defaulting Members who hold a majority of the Membership Interests held by all non-defaulting Members may dissolve the Company, in which event the Company shall be wound-up, liquidated and terminated pursuant to Article X.

            (iv) The Company or the non-defaulting Members or their designees, may purchase the defaulting Member's entire Membership Interest in accordance with the same terms and conditions as those set forth in Article VII except that the purchase price shall be an amount equal to eighty percent (80%) of the Appraised Unit Value (determined in accordance with Section 7.2), prior to the contributions of the non-defaulting Member, times the number of Units owned by the defaulting Member.

        b. The defaulting Members shall have no right to receive any distributions from the Company until the non-defaulting Members have first received distributions in an amount equal to the additional capital contributed by each non-defaulting Member to the Company with interest thereon at the rate of ten percent (10%) per annum.

        c. The defaulting Member shall lose his or her voting and approval rights under the Act, the Articles and this Agreement.

        d. The defaulting Member shall lose his or her ability (whether as a Member or a Manager) to actively participate in the management and operations of the Company until such time as the defaulting member cures the default.

        e. If the defaulting Member does not make a required contribution of property or services, the Company may require the defaulting member to contribute cash equal to that portion of the fair market value of the contribution that has not been made. This right is in addition to, and not in lieu of any other rights, including the right to specific performance, the remedies listed above in this Section 3.5, or any other rights of the Company or its Members under applicable law.

    Each Member acknowledges and agrees that the remedies described in this
Section 3.5 bear a reasonable relationship to the damages which the Members estimate may be suffered by the Company and the non defaulting Members by reason of the failure of a defaulting Member to make an additional Capital Contribution and the election of any or all of the above described remedies is not unreasonable under the circumstances existing as of the date hereof.

    3.6 Callaway Golf Loan. The Company shall enter into a loan agreement with Callaway Golf for a loan to the Company in the amount of $5,250,000 ("Callaway Golf Loan"). The Callaway Golf Loan shall be evidenced by the Secured Promissory Note set forth in Exhibit B hereto, the Continuing Security Agreement set forth in Exhibit C hereto, and the Membership Interest Security Agreement set forth in Exhibit D hereto.

                                 ARTICLE IV
                                   MEMBERS

    4.1 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise.

    4.2 Members Are Not Agents. Pursuant to Section 5.1 and the Articles, the management of the Company is vested in the Manager. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company.

    4.3 Admission of Additional Members. No Member shall be admitted unless:

        a.    All of the Members consent to the admission;

        b. The additional Member shall make a Capital Contribution in such amount and on such terms as all of the Members determine to be appropriate based upon the needs of the Company, the net value of the Company's assets, the Company's financial condition, and the benefits anticipated to be realized by the additional Member; and

        c. No additional Member shall be admitted if the effect of such admission would be to terminate the Company within the meaning of Code Section 708(b).

    4.4 Transactions With The Company. Subject to any limitations set forth in this Agreement and with the prior approval of all the Members after full disclosure of the nature of the transaction, a Member may lend money to and transact other business with the Company. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

    4.5 License Agreement. The Company shall pay to Callaway Golf the licensing fee (the "Licensing Fee") pursuant to the Service Mark License Agreement set forth in Exhibit E hereto. The payment of the Licensing Fee shall be a guaranteed payment under Code Section 707(c).

    4.6 Remuneration To Members. Except as otherwise authorized in, or pursuant to, this Agreement, no Member is entitled to remuneration for acting in the Company business, except for (i) the payment of the Licensing Fee to Callaway Golf pursuant to the License Agreement described in Section 4.5, (ii) the revenues derived by Callaway Golf related to the operation of the Performance Center described in Section 5.3, (iii) the payment of the Management Fee to the Manager pursuant to Section 5.9, and (iv) entitlement of Manager or Members winding up the affairs of the Company to reasonable compensation pursuant to Section 10.2.

    4.7 Voting Rights. Except as expressly provided in this Agreement or the Articles, Members shall have no voting, approval or consent rights. Members shall have the right to approve or disapprove matters as specifically stated in this Agreement, including the following:

        a. Unanimous Approval. The following matters shall require the unanimous vote, approval or consent of all Members:

            (i) A decision to continue the business of the Company after dissolution of the Company.

            (ii)    Any amendment of the Articles or this Agreement.

            (iii)    A change of the name of the Company.

            (iv)    A Joint Decision (as defined below).

            (v)    The withdrawal of a Member.

        b. Approval by Members. Except as set forth in this Agreement, in all matters in which a vote, approval or consent of the Members is required, the unanimous vote, consent or approval of all Members shall be required to authorize or approve such act.

        c. Other Voting Rights. Besides the rights granted in Section 4.7(a), Members may vote, consent or approve to the extent and on the terms provided in this Agreement in the following Sections:

            (i)    Section 3.2 on additional Capital Contributions;

            (ii) Section 4.3 on admission of new Members and the Capital Contribution of any new Members;

            (iii)    Section 2.5 on a change in the purpose of the Company;

            (iv)    Section 10.1 on dissolving the Company.

    4.8 Meetings of Members. The Manager shall conduct quarterly meetings of Members, either in person or telephonically, no later than twenty-five (25) days after the end of a quarter. The Manager shall give each Member at least fifteen (15) days notice of the date and time of the meeting.

                                  ARTICLE V
                     MANAGEMENT AND CONTROL OF THE COMPANY

    5.1    Management of the Company by the Manager.

        a. Exclusive Management by the Manager. Except as otherwise expressly provided in this Agreement, the business, property and affairs of the Company shall be managed exclusively by the Manager. Except for situations in which the approval of the Members is expressly required by this Agreement, the Manager shall have full, complete and exclusive authority, power, and discretion to manage and control the business, property and affairs of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business, property and affairs.

        b. Involvement of Ron Boreta. Ron Boreta shall be the principal person responsible for leading the Manager's management team. Ron Boreta shall devote eight (8) hours per week to the management and operation of the Center. In the event of the death or disability of Ron Boreta, within forty-five (45) days of such event, the Manager shall nominate a replacement to lead its management team. Callaway Golf may, in its sole and absolute discretion, (i) accept such nominee or (ii) require the Manager to nominate a different individual, which individual must be acceptable to Callaway Golf in its sole and absolute discretion. If Ron Boreta does not devote a minimum of eight (8) hours per week to the management and operation of the Center, or, in the event of the death or disability of Ron Boreta, the Manager does not nominate a replacement which is acceptable to Callaway Golf, in its sole and absolute discretion, then Callaway Golf may remove Saint Andrews as Manager pursuant to
Section 5.7.

    5.2    Powers and Obligations of the Manager.

        a. Powers of the Manager. Subject to Section 5.2(c) and Section 5.2(d), the Manager shall have the power to perform the following on behalf of the Company:

            (i)    concept development and facilities design;

            (ii)    strategic business planning;

            (iii)    new business development;

            (iv) develop and implement an advertising and marketing program;

            (v)    special events and promotions;

            (vi)    sponsorship and trademark licensing;

            (vii)    press and media relations; and

            (viii)    legal administration.

        b. Obligations of the Manager. The Manager shall have the obligation to perform the following on behalf of the Company:

            (i)    administration of the lease and landlord relations;

            (ii)    sublease/tenant relations;

            (iii)    business licensing, fees and taxation matters;

            (iv)    government compliance;

            (v)    daily business operations;

            (vi) human resources administration and staff development program;

            (vii)    insurance program;

            (viii)    site utilities;

            (ix)    site service contracts;

            (x)    purchasing and inventory programs;

            (xi)    facilities repair and maintenance;

            (xii)    accounting and finance;

            (xiii)    site security; and

            (xiv)    site safety.

        c. Limitations on Power of the Manager. The Manager shall not have authority hereunder to cause the Company to engage in the following transactions (a "Joint Decision") without first obtaining the affirmative vote or written consent of all Members:

            (i) making of any loan, including approval of loan documents, including all construction loans and any loans which pledge any portion of the Company's assets as security;

            (ii) sale, lease or other conveyance or transfer, or mortgaging or the placing of any security interest, deed of trust, option or other encumbrance of any kind on any of the Company's assets;

            (iii) the approval of the design, construction plans and architectural drawings relating to the Center;

            (iv) the approval of the construction budget and the annual and monthly operating budget for the Center;

            (v) the commencement, settlement, assignment, transfer, compromise, release or other action (including selection of counsel for the Company) with respect to any claim of the Company or any legal or administrative proceedings relating to the Company or the Center;

            (vi) selecting or varying accounting methods, filing federal or state income tax returns and making other decisions with respect to treatment of items for accounting, financial reporting or federal or state income tax purposes;

            (vii)    an amendment of this Agreement;

            (viii)    dissolution of the Company;

            (ix)    any transaction with the Manager or a Member;

            (x) determining whether distributions should be made to Members and the plan for such distributions;

            (xi)    acquisition of any interest in real property;

            (xii) the Company borrowing or lending any sum of money, extending credit or becoming a surety or guarantor;

            (xiii) the retention of any contractor, supplier or vendor by the Company relating to the operation of the Center;

            (xiv) material decisions regarding the upkeep and maintenance of the Center, especially the driving range and golf course;

            (xv) any expenditure or commitment of capital by the Company which is outside the ordinary course of business of operating the Center, and any expenditure or commitment of capital by the Company which is within the ordinary course of business of operating the Center but exceeds Twenty-Five Thousand Dollars ($25,000);

            (xvi) approval of all tenants or sponsors which are major tenants or sponsors within the SportPark, engaged in the golf or golf-related business, or have a business that conflicts or competes with Callaway Golf's business; and

            (xvii)    the purchase of insurance pursuant to Section 11.2.

        d. Callaway Golf Decisions. Any action taken, sum expended or obligation incurred by the Company with respect to any matter enumerated below ("Callaway Golf Decisions") shall be determined by Callaway Golf in its sole and absolute discretion. Callaway Golf Decisions shall include, but not be limited to, the following:

            (i)    operation of the Performance Center (as defined below);

            (ii) designation of the operator of a golf clothing boutique located within the Center;

            (iii) designation of the golf ball supplier at the Center from time to time;

            (iv) designation of the operator of the teaching school aspect of the Center;

            (v) the supply of rental and demonstration golf clubs to the Company for use in the Center;

            (vi) the sponsorship of professional golfers visiting the Center; and

            (vii) the installation of poker machines or other gaming devices in the Center.

    5.3    Operation of the Performance Center.   Callaway Golf, or a majority
owned subsidiary of Callaway Golf (the "Designee"), shall have the right to occupy a 4,336 square foot (excluding locker rooms and bathrooms which comprise 615 square feet) portion of the building within the Center for the purpose of installing and operating a performance center to be known as "The Callaway Golf Experience" (the "Performance Center"). Callaway Golf or the Designee shall have sole responsibility for and control over the Performance Center and may, in its sole and absolute discretion, charge customers for use of the Performance Center. Callaway Golf or the Designee shall be under no obligation whatsoever to charge for the use of the Performance Center. Revenues, if any, from the Performance Center shall belong solely to Callaway Golf or the Designee and shall not be considered revenues of the Company. Callaway Golf or the Designee shall pay Fifty Thousand Dollars ($50,000) to the Company per year for the right of Callaway Golf or the Designee to occupy the portion of the Center used for the Performance Center. If the Company is subject to percentage rent as a result of revenue generated by the Performance Center, Callaway Golf or the Designee shall reimburse the Company for any such percentage rent.

    5.4 Members Have No Managerial Authority. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Articles and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by a Manager or the Manager, no Member shall have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

    5.5 Devotion of Time. The Manager shall devote sufficient time, effort, and skill as is necessary for the operation of the Company.

    5.6 Covenant Not to Compete With the Company. While acting as Manager of the Company, the Manager shall not act in a management capacity for any entity which is engaged in any business within Clark County, Nevada, which directly or indirectly competes with the business of the Company; provided, however, nothing contained herein shall be deemed to restrict the Manager or Ron Boreta from engaging in the ownership or operation of the following four retail golf stores located in Las Vegas, Nevada: (i) Las Vegas Golf (Paradise
Road), (ii) Las Vegas Golf (Rainbow Blvd.), (iii) Las Vegas Golf (Green Valley), and the Pro Shop at the Center.

    5.7 Resignation or Removal of the Manager. Except in the event of a Transfer (as defined below) of its Units, Saint Andrews shall not resign as the Manager without the prior written consent of Callaway Golf. Callaway Golf may, at its option, remove Saint Andrews as the Manager upon the occurrence of
(i) the insolvency of Saint Andrews, (ii) Saint Andrews' (a) commission of fraud in the formation of the Company or in the performance of its duties, or
(b) commission of a willful breach of an obligation of the terms of this Agreement, (iii) the Company's failure to meet the performance criteria set forth in Schedule 5.7 attached hereto, (iv) Saint Andrews' failure to make its Capital Contribution pursuant to Article III, or (v) the discontinuation of the minimum level of involvement of Ron Boreta or the Manager's failure to nominate an acceptable replacement in the event of his death or disability pursuant to Section 5.1. If Callaway Golf removes Saint Andrews as the Manager pursuant to this Section 5.7, then Callaway Golf, or its designee, may purchase Saint Andrews' Membership Interest for cash in an amount equal to the Appraised Unit Value (determined in accordance with Section 7.2) times the number of Units owned by Saint Andrews. Such sale and purchase shall be consummated at the principal offices of the Company on a mutually agreeable date not less than thirty (30) nor more than forty-five (45) days following the removal of Saint Andrews as the Manager.

    5.8 Transactions Between the Company and the Manager. Notwithstanding that it may constitute a conflict of interest, the Manager may, engage in any transaction (including, without limitation, the purchase, sale, lease, or exchange of any property or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company so long as such transaction is approved by the Members pursuant to
Section 5.2(c)(ix).

    5.9 Payments to the Manager. Except as specified in this Agreement, no Manager or Affiliate of a Manager is entitled to remuneration for services rendered or goods provided to the Company. The Manager shall receive monthly compensation from the Company in the amount of five percent (5%) of the Company's total revenues ("Management Fee"); provided, however, that such compensation shall be paid solely to the extent the Company has sufficient cash after payment of all operating expenses, including the Company's obligations under the Callaway Golf Loan and under the License Agreement. The first two and one half percent (2.5%) of the Management Fee shall be treated as an operating cost of the Company provided the Callaway Golf Loan is current in payment of principal and interest. This two and one half percent (2.5%) of the Management Fee shall be paid monthly. The balance of the Management Fee, if the Company has sufficient cash, shall be paid quarterly. Any portion of such compensation that is not paid shall be accumulated and paid before any distributions to Members. No interest shall be due on any portion of the Management Fee.

                                  ARTICLE VI
          ALLOCATIONS OF NET INCOME AND NET LOSS AND DISTRIBUTIONS

    6.1 Allocations of Net Income and Net Loss. Except with respect to income derived from the Performance Center which income shall belong solely to Callaway Golf pursuant to Section 5.3, allocations of Net Income and Net Loss shall be as follows:

        a. Net Income Allocations. After giving effect to the special allocations set forth in Sections 6.2(a)(ii) and (iii), Net Income for any Fiscal Year shall be allocated as follows:

            (i) First, among the Members in proportion to and to the extent of Net Loss allocated to the Members under Section 6.1(b)(ii) until the aggregate Net Income allocated to the Members under this Section 6.1(a) for such fiscal year and all previous fiscal years is equal to the aggregate Net Loss allocated to the Members pursuant to Section 6.1(b)(ii) for all previous fiscal years; and

            (ii) The balance, if any, among the Members in proportion to their Units.

        b. Net Loss Allocations. After giving effect to the special allocations set forth in Sections 6.2(a)(ii) and (iii), Net Loss for any fiscal year shall be allocated as follows:

            (i) First, among the Members in proportion to and to the extent of Net Income allocated to the Members under Section 6.1(a)(ii) until the aggregate Net Loss allocated pursuant to this Section 6.1(b)(i) for such fiscal year and all previous fiscal years equals the aggregate Net Income allocated to the Members pursuant to Section 6.1(a)(ii) for all previous fiscal years; provided that taxable loss shall not be allocated to any Member to the extent such allocation would cause any Member to have an Adjusted Capital Account Deficit at the end of a fiscal year; and

            (ii)    Second, among the Members in proportion  to their Units.

    6.2    Special Allocations.

        a.    Minimum Gain Chargeback and Qualified Income Offset.

            (i) No Impermissible Deficits. Notwithstanding any other provision of this Agreement, Net Loss (or items of deduction) shall not be allocated to a Member to the extent that the Member has or would have, as a result of such allocations, an Adjusted Capital Account Deficit (taking into account any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) in excess of the Member's share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, plus any other amount the Member is deemed to be obligated to restore to the Company under the Section 704(b) Treasury Regulations. Any Net Loss (or items of deduction) which otherwise would be allocated to a Member, but which cannot be allocated to such Member because of the application of the immediately preceding sentence, shall instead be allocated to the other Members.

            (ii) Qualified Income Offset. In order to comply with the "qualified income offset" requirement of the Treasury Regulations under Code
Section 704(b), and notwithstanding any other provision of this Agreement to the contrary except subsection (e)(iii) below, in the event a Member for any reason (whether or not expected) has an Adjusted Capital Account Deficit (taking into account any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6)) in excess of its share of the Company's Minimum Gain and Member Nonrecourse Debt Minimum Gain, plus any other amount the Member is deemed to be obligated to restore to the Company under the Section 704(b) Treasury Regulations, items of income (consisting of a pro rata portion of each item of income comprising the Company's profits, including both gross income and gain for the taxable year) will be allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible the Adjusted Capital Account Deficit referred to in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) (taking into account the next to last sentence of each of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)).

            (iii) Minimum Gain Chargeback. In order to comply with the "minimum gain chargeback" requirements of Treasury Regulations Sections 1.704-2(f)(1) and 1.704-2(i)(4), and notwithstanding any other provision of this Agreement to the contrary, in the event there is a net decrease in a Member's share of Company Minimum Gain and/or Member Nonrecourse Debt Minimum Gain during a Company taxable year, such Member shall be allocated items of income and gain for that year (and if necessary, other years) as required by and in accordance with Treasury Regulations Sections 1.704-2(f)(1) and 1.704-2(i)(4) before any other allocation is made.

        b. Income Characterization. For purposes of determining the character (as ordinary income or capital gain) of any taxable income of the Company allocated to the Members pursuant to this Section 6.2, such portion of the taxable income of the Company allocated pursuant to this Section 6.2 which is treated as ordinary income attributable to the recapture of depreciation shall, to the extent possible, to be allocated among the Members in the proportion which (i) the amount of depreciation previously allocated to each Member bears to (ii) the total of such depreciation allocated to all Members. This Section 6.2 shall not alter the amount of allocations among the Members pursuant to this Section 6.2, but merely the character of income so allocated.

        c. Change in Units. Notwithstanding the foregoing, in the event any Member's Units change during a fiscal year for any reason, including without limitation, the transfer of any Interest in the Company, such allocations of Net Income or Net Loss shall be adjusted as necessary to reflect the varying interests of the Members during such year.

        d.    Mandatory Allocations   Section 704(c) and Member Nonrecourse
Debt. Notwithstanding the foregoing, (i) in the event Code Section 704(c) or Code Section 704(c) principles applicable under Treasury Regulations Section 1.704-1(b)(2)(iv) require allocations of income or loss of the Company in a manner different than that set forth above, the provisions of Section 704(c) and the regulations thereunder shall control such allocations among the Members; and (ii) all tax deductions and taxable losses of the Company that, pursuant to Treasury Regulations Section 1.704-2(i), are attributable to a Member Nonrecourse Debt for which a Member (or a Person related to such Member under Treasury Regulations Section 1.752-4(b)) bears the economic risk of loss (within the meaning of Treasury Regulations Section 1.752-2), shall be allocated to such Member as required by Treasury Regulations Section 1.704-2(c).

    Any item of income, gain, loss and deduction with respect to any property (other than cash) that has been contributed by a Member to the capital of the Company or pursuant to which has been revalued for Capital Account purposes pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv) and which is required or permitted to be allocated to such Member for income tax purposes under Section 704(c) of the Code so as to take into account the variation between the tax basis of such property and its fair market value at the time of its contribution shall be allocated solely for income tax purposes in the manner so required or permitted under Code Section 704(c) using the "traditional method" described in Regulations Section 1.704-3(b) (or any successor Regulation), provided, however, that curative allocations consisting of the special allocation of gain or loss upon the sale or other disposition of the contributed property shall be made in accordance with Regulations
Section 1.704-3(c) to the extent necessary to eliminate any disparity, to the extent possible, between the Members' book and tax Capital Accounts attributable to such property; further provided, however, that any other method allowable under applicable Regulations may be used for any contribution of property as to which there is agreement between the contributing Member and Manager.

        e. Guarantee of Company Indebtedness. Except for arrangements expressly described in this Agreement, no Member shall enter into (or permit any Person related to the Member to enter into) any arrangement with respect to any liability of the Company that would result in such Member (or a person related to such Member under Regulations Section 1.752-4(b)) bearing the economic risk of loss (within the meaning of Regulations Section 1.752-2) with respect to such liability unless such arrangement has been approved by all Members. This Section 6.2(e) shall not prohibit any Member of the Company from satisfying its obligation under state law to pay monies owed to any creditor of the Company on account of the Company's obligations. To the extent a Member is permitted to guarantee the repayment of any Company indebtedness under this Agreement, each of the other Members shall be afforded the opportunity to guarantee such Member's pro rata share of such indebtedness, determined in accordance with the Members' respective Units.

        f. References to Regulations. Any reference in this Section 6.2 to a provision of proposed and/or temporary regulations shall, in the event such provision is modified or renumber, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent such successor provision applies to the Company under the effective date rules applicable to such successor provision.

    6.3    Excess Nonrecourse Liability Safe Harbor.  Pursuant to Regulations
Section 1.752-3(a)(3), solely for purposes of determining each Member's proportionate share of the "excess nonrecourse liabilities" of the Company (as defined in Regulations Section 1.752-3(a)(3)), the Members' respective interests in Company profits shall be their respective Units.

    6.4 Cash from Operations. Except as set forth herein, no cash shall be distributed without the affirmative vote or written consent of all Members pursuant to Section 5.2(c)(x). All income derived from the Performance Center shall belong solely to Callaway Golf and shall not be considered cash from operations. Cash shall be distributed to the Members in the following order of priority:

        a. Distributions Prior to Repayment of the Callaway Golf Loan. For so long as the Callaway Golf Loan is outstanding, if the Callaway Golf Loan is current as to the payment of principal, interest and other charges, and is not otherwise in default, and if the Company's equity is equal or greater than three (3) times the Company's debt (which debt for purposes of this Agreement shall include the Callaway Golf Loan) then sixty percent (60%) of Net Income, if any, shall be distributed to the Members in accordance with their respective ownership of Units and the remaining forty percent (40%) of Net Income, if any, shall be retained by the Company. If the Callaway Golf Loan is not current as to the payment of principal, interest or other charges, or is otherwise in default, or if the Company's equity is less than three (3) times the Company's debt then all Net Income shall be used to repay the Callaway Golf Loan. If the Company makes cash distributions to Members pursuant to this Section 6.4(a), then the Company shall use an amount equal to forty percent (40%) of depreciation expense for that Fiscal Year to make prepayments on the Callaway Golf Loan and shall retain an amount equal to sixty percent (60%) of depreciation expense for that Fiscal Year as working capital.

        b. Distributions After Repayment of the Callaway Golf Loan. At such time as the Callaway Golf Loan is paid in full, if the Company's equity is equal or greater than three (3) times the Company's debt then one hundred percent (100%) of Net Income, if any, shall be used to repay any loans by Members, in proportion to the outstanding principal balances of such loan, and the balance, if any, shall be available for distribution to Members on a pro rata basis in accordance with their respective ownership of Units. If the Company's equity is less than three times the Company's debt, then one hundred percent (100%) of Net Income, if any, shall be retained by the Company or used to pay its debt. The Company shall use an amount equal to forty percent (40%) of depreciation expense for each Fiscal Year after the Callaway Golf is paid in full to repay any loans by Members, in proportion to the outstanding principal balances of such loan, and the balance, if any, shall be available for distribution to Members in accordance with their respective ownership of Units, and shall retain an amount equal to sixty percent (60%) of depreciation expense for that Fiscal Year as working capital.

        c. Distributions if Cash From Operations is Less than Net Income. Notwithstanding any other provision of this Section 6.4, in any Fiscal Year which the Net Income plus depreciation expense exceeds the Cash from Operations ("Cash Shortfall"), such that the Company is unable to comply fully with the provisions of Section 6.4(a) or 6.4(b), the amount the Company shall be required to distribute to the Members pursuant to this Section 6.4 shall be reduced by the amount of the Cash Shortfall.

    6.5 Form of Distribution. A Member, regardless of the nature of the Member's Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members. Except upon a dissolution and the winding up of the Company, no Member may be compelled to accept a distribution of any asset in kind.

    6.6 Liquidating Distributions. Upon a dissolution of the Company, the Members shall take or cause to be taken a full account of the Company's assets and liabilities as of the date of such dissolution and shall proceed with reasonable promptness to liquidate the Company's assets and to terminate its business. The cash proceeds from the liquidation, as and when available therefor, shall be applied in the following order of priority:

        a. To the payment of all taxes, debts and other obligations and liabilities of the Company and the necessary expenses of liquidation, including, but not limited to, the Callaway Golf Loan and any other Member loans to the Company; provided, however, that all debts, obligations and other liabilities of the Company as to which personal liability exists with respect to any Member shall be satisfied, or a reserve shall be established therefor, prior to the satisfaction of any debt, obligation or other liability of the Company as to which no such personal liability exists; and provided, further, that where a contingent debt, obligation or liability exists, a reserve, in such amount as the Manager deems reasonable and appropriate, shall be established to satisfy such contingent debt, obligation or liability, which reserve shall be distributed as provided in this subsection (a) only upon the termination of such contingency; and

        b. The balance, if any, shall be distributed to the Members in proportion to and to the extent of their respective positive Capital Account balances after allocating all income and loss of the Company for all periods.

        c. The Manager shall use reasonable efforts to distribute the proceeds from a liquidation in the same calendar year in which the sale of Company assets occurs.

Pursuant to Section 5.2(c)(x), the distribution plan set forth in this Section
6.4 may be modified upon the affirmative vote or written consent of all Members.

    6.7 Restriction on Distributions. No distribution shall be made if, after giving effect to the distribution:

        a. The Company would not be able to pay its debts as they become due in the usual course of business.

        b. The Company's total assets would be less than the sum of its total liabilities plus, unless this Agreement provides otherwise, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members, if any, upon dissolution that are superior to the rights of the Member receiving the distribution.

    6.8 Return of Distributions. Except for distributions made in violation of the Act or this Agreement, no Member or Economic Interest Owner shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Economic Interest Owner or paid by a Member or Economic Interest Owner for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Economic Interest Owner.

                                  ARTICLE VII
                            RESTRICTIONS ON TRANSFER

    7.1    Transfer Restrictions.

        a. Restrictions On Members. A Member shall not sell, assign, transfer, pledge, give, encumber, hypothecate, grant a security interest in or lien on, or otherwise in any manner alienate or dispose of, whether by operation of law, sale, merger, change in control of a Member, or otherwise (any one of the foregoing being referred to as a "Transfer"), any Units owned by such Member unless:

            (i) All other Members consent in writing to such Transfer and the Appraised Unit Value (as defined below) of the Units Transferred;

            (ii) The Members Transferring and receiving the Units have complied with the provisions of Section 7.5; and

            (iii) All Units Transferred shall remain subject to the rights and obligations set forth in this Article VII (except as otherwise expressly provided in such article).

        b. Restrictions on Saint Andrews. Notwithstanding the provisions of Section 7.1(a)(i), Saint Andrews may Transfer all, but not less than all, of its Units or a Change in Control (as defined below) may occur without the prior written consent of the Members; provided, however, Callaway Golf, upon receipt of notice from Saint Andrews of a proposed Transfer or Change of Control, shall have the right, at its option, to either (1) terminate the License Agreement, at no penalty to Callaway Golf, and require Saint Andrews, or its designee, to purchase for cash all of the Units owned by Callaway Golf at the Appraised Unit Value times the number of Units owned by Callaway Golf, or (2) purchase, or designate a third party to purchase, for cash, all of the Units owned by Saint Andrews at the Appraised Unit Value times the number of Units owned by Saint Andrews. A sale or purchase pursuant to this Section 7.1(b) shall be made in accordance with the provisions of Section 7.2(a). A "Change of Control" pursuant to this Section 7.1(b) shall include, but not be limited to, the following:

            (i) The sale, conveyance, assignment, transfer or otherwise disposition of, in any transaction or series of transactions, all or substantially all of the assets or property or business of Saint Andrews or All-American; or

            (ii) The merge into or consolidation with any other corporation or entity resulting in the exchange of the outstanding shares of Saint Andrews' or All-American's capital stock or for securities or other consideration by the acquiring entity in which more than fifty percent (50%) of the voting power of Saint Andrews or All-American, as such voting power is reflected in the ownership of outstanding shares of Saint Andrews and All-American as set forth in Section 2.7, is disposed of or transferred; or

            (iii) Any transaction or series of transactions, including the issuance of additional capital stock, in which, in the aggregate, more than fifty percent (50%) of the voting power of Saint Andrews or All-American, as such voting power is reflected in the ownership of outstanding shares of Saint Andrews and All-American as set forth in Section 2.7, is disposed of or transferred; or

            (iv) Vaso, John and Ronald Boreta cease to beneficially own an aggregate of fifty percent (50%) or more of the outstanding shares of Las Vegas Discount Golf & Tennis, Inc.; or

            (v) Either Saint Andrews' or All-American's sale, conveyance, assignment, transfer or otherwise disposition of, in any transaction or series of transactions, all or substantially all of the assets of the SportPark, its ownership interests in the SportPark or its partnering agreements with the other tenants of the SportPark; or

            (vi) Saint Andrews ceases to be solely responsible for the day-to-day operational management of the SportPark; or

            (vii)    Any transaction similar to those set forth above.

        c. Restrictions on Callaway Golf. Notwithstanding the provisions of Section 7.1(a)(i) and (ii), Callaway Golf may, without the prior written consent of the Members, (i) at any time during the term of this Agreement, transfer all or a portion of its Units to a wholly-owned subsidiary of Callaway Golf, or (ii) at any time after five (5) years from the date of this Agreement, require Saint Andrews, or its designee, to purchase for cash all, but not less than all, of the Units owned by Callaway Golf at the Appraised Unit Value times the number of Units owned by Callaway Golf. If Saint Andrews, or its designee, elects not to buy all of the Units owned by Callaway Golf, then Saint Andrews will be required to sell to Callaway Golf, or its designee, for cash, all of the Units owned by Saint Andrews at the Appraised Unit Value times the number of Units owned by Saint Andrews. A sale or purchase of Units by Callaway Golf to Saint Andrews pursuant to this Section 7.1(c) shall be made in accordance with the provisions of Section 7.2(b).

    7.2 Purchase and Sale Rights. A sale of Units pursuant to Section 7.1(b) and (c) shall be conducted in the following manner:

        a. If Saint Andrews desires to Transfer its Units to a third party or if a Change of Control is to occur pursuant to Section 7.1(b), Saint Andrews shall provide written notice to Callaway Golf of its intent to Transfer its Units or the Change of Control no less than seventy-five (75) days prior to the closing date for the proposed sale to a third party or the Change of Control. Within fifteen (15) days of such notice by Saint Andrews, Callaway Golf and Saint Andrews shall agree upon the appointment of a single appraiser or appraisers in accordance with Section 7.2(c). The appraisal shall be conducted and completed by such appraiser or appraisers within thirty
(30) days of their appointment. Within ten (10) days of receipt of the appraisal conducted pursuant to Section 7.2(c), Saint Andrews shall confirm in writing to Callaway Golf its intent to Transfer its Units or proceed with the Change of Control. If Saint Andrews does not provide such written confirmation to Callaway Golf within ten (10) days of receipt of the appraisal, Saint Andrews shall be deemed to have withdrawn its intent to Transfer its Units or proceed with the Change of Control. Callaway Golf shall have ten (10) days from receipt of such confirmation from Saint Andrews to provide written notice to Saint Andrews of its election to terminate the License Agreement, at no penalty to Callaway Golf, and sell its Units to Saint Andrews (or its designee) or purchase (or designate a third party to purchase) all of the Units owned by Saint Andrews. If Callaway Golf fails to provide the notice set forth in the preceding sentence, it shall be deemed to have elected to terminate the License Agreement and sell its Units. The sale and purchase of Units shall be consummated at the principal offices of the Company on a mutually agreeable date, but in no event less than thirty (30) nor more than forty-five (45) days following Saint Andrews' receipt of Callaway Golf's election.

        b. If Callaway Golf desires to require Saint Andrews to purchase all of its Units pursuant to Section 7.1(c), Callaway Golf shall provide written notice of its intent to require Saint Andrews (or its designee) to purchase all of the Units owned by Callaway Golf. Within fifteen (15) days of such notice by Callaway Golf, Saint Andrews and Callaway Golf shall agree upon the appointment of a single appraiser or appraisers in accordance with Section 7.2(c). Within ten (10) days of receipt of the appraisal conducted pursuant to Section 7.2(c), Callaway Golf shall have ten (10) days to confirm in writing to Saint Andrews its intent to require the purchase. If Callaway Golf does not provide such written confirmation to Saint Andrews within ten (10) days of receipt of the appraisal, Callaway Golf shall be deemed to have withdrawn its intent to require Saint Andrews to purchase its Units. Saint Andrews shall have ten (10) days from receipt of such confirmation from Callaway Golf to provide written notice to Callaway Golf of its election to purchase, or designate a third party to purchase, Callaway Golf's Units or have Saint Andrews' Units purchased by Callaway Golf (or Callaway Golf's designee). If Saint Andrews does not provide such written notice to Callaway Golf, Saint Andrews shall be deemed to have not elected to so purchase, and Callaway Golf, or its designee, shall purchase Saint Andrews' Units. The purchase and sale shall be consummated at the principal offices of the Company on a mutually agreeable date, but in no event less than thirty (30) nor more than forty-five (45) days following Callaway Golf's receipt of Saint Andrews' election (or the failure thereof).

        c. The Appraised Unit Value shall be determined by an appraisal of the Company by an independent investment banking or valuation consultant firm mutually acceptable to both Saint Andrews and Callaway Golf. If Saint Andrews and Callaway Golf are unable to agree on an appraiser, each shall have the right to select its own appraiser (at its own cost), and the two appraisers so selected shall mutually agree on a third appraiser, who shall appraise the Company (at a cost divided equally between Saint Andrews and Callaway Golf ) and whose appraisal shall be binding on the parties. The appraisal shall take into account any decrease in value to the Company attributable to the discontinuation of the involvement of Ron Boreta in the management of the Company. Saint Andrews, Callaway Golf, and the Company shall fully cooperate with such appraisal. The appraised value of Company divided by the total Units outstanding shall be the "Appraised Unit Value" for purposes of this Agreement. Once the appraisal is completed, it shall be made available to Saint Andrews and Callaway Golf.

        d. The Member transferring its Units must convey good and marketable title to the Units, free and clear of any liens, security interests, options, restrictions or other encumbrances (except any restrictions that may pertain under applicable federal and state securities laws).

        e. The Member, or its designee, purchasing the Units shall purchase such Units for cash.

    7.3 Involuntary Transfers. If the Units held by Saint Andrews or Callaway Golf shall be subject to sale or other transfer by reason of any of the following events (a "Nonvolitional Event"): (i) a bankruptcy or insolvency proceeding, whether voluntary or involuntary, or (ii) distraint, levy, execution or other involuntary transfer, then such Member shall give the other Member written notice thereof ("Involuntary Transfer Notice") promptly upon the occurrence of such Nonvolitional Event, which Involuntary Transfer Notice shall state the terms of such proposed sale or other transfer, the price or other consideration (if known) for which the Units are proposed to be sold or transferred, and the number of Units to be sold or transferred (the "Involuntary Transferred Units"). After its receipt of the Involuntary Transfer Notice or, failing such receipt, after the Member that has not suffered a Nonvolitional Event otherwise obtains actual knowledge of such a proposed sale or other Transfer, the Member that has not suffered a Nonvolitional Event (or its designee) shall have the right and option, exercisable for a period of 120 days, to purchase all, but not less than all, of the Involuntarily Transferred Units at the Appraised Value (which shall be determined in the same manner as provided in the immediately preceding section).

    7.4 Warranty. Each Member represents and warrants that the Units have been acquired solely for the account of such Member for investment purposes only, and that the Units are not being acquired for distribution, subdivision or fractionalization thereof, and that such Member has no contract, undertaking, agreement or arrangement with any person (other than other Members and the Company) to sell, transfer or pledge to such person the Units, or any part thereof, and such Member has no present plans to enter into such contract, undertaking, agreement or arrangement.

    7.5 Invalid Transfer. No purported Transfer of Units in violation of the provisions of this Agreement shall be valid and the Company shall not transfer any of such Units on its books, nor shall any of such Units be entitled to vote, nor shall any distributions be paid thereon, during the period of any such violation. The provisions of this section shall be in addition to and not in lieu of any other remedies, legal or equitable, available to enforce this Agreement. Each Member hereby undertakes not to make any Transfer of Units otherwise permitted by the terms of this Agreement
(i) unless the Company has received an opinion of counsel in form and substance satisfactory to the Company, to the effect that such Transfer will not be in violation of the Securities Act of 1933, as amended, and any applicable state securities laws and (ii) except to a person who has executed a counterpart hereof. Upon execution of a counterpart of this Agreement, the terms "Member" and "Members" shall be deemed to include the person executing the same.

                                ARTICLE VIII
                    CONSEQUENCES OF A DISSOLUTION EVENT

    8.1 Dissolution Event. Upon the occurrence of a Dissolution Event, the Company shall dissolve unless the remaining Members ("Remaining Members") holding all of the remaining Membership Interests consent within ninety (90) days of the Dissolution Event to the continuation of the business of the Company.

                                 ARTICLE IX
                  ACCOUNTING, RECORDS, REPORTING BY MEMBERS

    9.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company's business. The Company shall maintain at its principal office all of the following:

    A current list of the full name and last known business or residence address of each Member and owner of an Economic Interest set forth in alphabetical order, together with the Capital Contributions, Capital Account and Units of each Member and owner of an Economic Interest;

        a. A current list of the full name and business or residence address of the Manager;

        b. A copy of the Articles and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which the Articles or any amendments thereto have been executed;

        c. Copies of the Company's federal, state, and local income tax or information returns and reports, if any, for the three most recent taxable years;

        d. A copy of this Agreement and any and all amendments thereto together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments thereto have been executed; and

        e. Copies of the financial statements of the Company, if any, for the three most recent Fiscal Years.

    9.2    Delivery to Members and Inspection.

        a. Upon the request of any Member or owner of an Economic Interest for purposes reasonably related to the interest of that Person as a Member or owner of an Economic Interest, the Manager shall promptly deliver to the requesting Member or owner of an Economic Interest, at the expense of the Company, a copy of the information required to be maintained by Sections 9.1
(a), (b) and (d).

        b. Each Member, Manager and owner of an Economic Interest has the right, upon reasonable request for purposes reasonably related to the interest of the Person as Member, Manager or owner of an Economic Interest, to:

            (i) Inspect and copy during normal business hours any of the Company records described in Sections 9.1(a) through (e); and

            (ii) Obtain from the Manager, promptly after their becoming available, a copy of the Company's federal, state, and local income tax or information returns for each Fiscal Year.

    9.3    Annual and Monthly Statements.

        a. The Manager shall cause an annual report to be sent to each of the Members not later than 120 days after the close of the Fiscal Year. That report shall contain a balance sheet as of the end of the Fiscal Year and an income statement and statement of changes in financial position for the Fiscal Year. Such financial statements shall be audited and accompanied by a report thereon of an independent auditor engaged by the Company.

        b. The Manager shall cause to be prepared at least annually, at Company expense, information necessary for the preparation of the Members' federal and state income tax returns. The Manager shall send or cause to be sent to each Member or Economic Interest Owner within 90 days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns, and, if the Company has 35 or fewer Members, a copy of the Company's federal, state, and local income tax or information returns for that year.

        c. The Manager shall prepare and deliver to the Members annually a budget and shall afford the Members a reasonable opportunity to provide comments to the Manager's proposed budget.

        d. The Manager shall cause a monthly report to be sent to each of the Members not later than twenty-five (25) days after the end of each month. The monthly report shall contain a year-to-date profit and loss statement, balance sheet and cash flow analysis for the Company and the SportPark.

    9.4 Filings. The Manager, at Company expense, shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities, but in no event later than April 1st of each year. The Manager, at Company expense, shall also cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Articles and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations. If a Manager required by the Act to execute or file any document fails, after demand, to do so within a reasonable period of time or refuses to do so, any other Member may prepare, execute and file that document with the California Secretary of State.

    9.5 Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

    9.6 Accounting Decisions and Reliance on Others. All decisions as to accounting matters shall be made by the Members. The Members may rely upon the advice of their accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes. The accountant for the Company shall be as agreed upon by Saint Andrews and Callaway Golf.

    9.7 Tax Matters for the Company. The Manager, with the consent of all Members, shall from time to time cause the Company to make such tax elections as they deem to be in the best interests of the Company and the Members.
Saint Andrews shall be designated as "Tax Matters Member" (as defined in Code
Section 6231), to represent the Company (at the Company's expense) in connection with all examination of the Company's affairs by tax authorities, including resulting judicial and administrative proceedings, and to expend the Company funds for professional services and costs associated therewith. In its capacity as "Tax Matters Member," the designated Member shall oversee the Company tax affairs in the overall best interests of the Company.

    9.8    Tax Status and Returns.

        a. Status as Company for Tax Purposes. Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, each of the Members hereby confirms that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Members.

                                  ARTICLE X
                           DISSOLUTION AND WINDING UP

    10.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs wound up on the first to occur of the following:

        a. Upon the happening of any event of dissolution specified in the Articles;

        b.    Upon the entry of a decree of judicial dissolution pursuant to
Section 17351 of the Corporations Code;

        c.    Upon the vote of all of the Members;

        d. The occurrence of a Dissolution Event and the failure of the Remaining Members to consent in accordance with Section 8.1 to continue the business of the Company within ninety (90) days after the occurrence of such event or the failure of the Company or the Remaining Members to purchase the Former Member's Interest in accordance with the procedure set forth in Section 7.2.

    10.2 Winding Up. Upon the occurrence of any event specified in Section 10.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Members shall be responsible for overseeing the winding up and liquidation of Company, shall take full account of the liabilities of Company and assets, shall either cause its assets to be sold or distributed, and if sold as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 6.6. The Persons winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. The Members winding up the affairs of the Company shall be entitled to reasonable compensation for such services.

    10.3 Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the taxable income or taxable loss that would have resulted if such asset were sold for such value, such taxable income or taxable loss shall then be allocated pursuant to Article VI, and the Members' Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). The fair market value of such asset shall be determined by the Members or if any Member objects by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) selected by the Members or liquidating trustee and approved by the Members.

    10.4 Order of Payment of Liabilities Upon Dissolution. After determining that all the known debts and liabilities of the Company in the process of winding up, including, without limitation, debts and liabilities to Members who are creditors of the Company, including, but not limited to, the Callaway Golf Loan and loans to Members, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in accordance with Section 6.6.

    10.5 Compliance with Regulations. All payments to the Members upon the winding and dissolution of Company shall be strictly in accordance with the positive capital account balance limitation and other requirements of Regulations Section 1.704-1(b)(2)(ii)(d).

    10.6 Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall only be entitled to look solely at the assets of Company for the return of his or her positive Capital Account balance and shall have no recourse for his or her Capital Contribution and/or share of taxable incomes (upon dissolution or otherwise) against the Manager or any other Member except as provided in Article XI.

    10.7 No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a Dissolution Event. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Economic Interests. Accordingly, except where the Manager have failed to liquidate the Company as required by this Article X, each Member hereby waives and renounces his or her right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or to seek a decree of judicial dissolution of the Company on the ground that (a) it is not reasonably practicable to carry on the business of the Company in conformity with the Article or this Agreement, or (b) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member. Damages for breach of this Section 10.7 shall be in monetary damages only (and not specific performance) and the damages may be offset against distributions by the Company to which such Member would otherwise be entitled.

                              ARTICLE XI
                     INDEMNIFICATION AND INSURANCE

    11.1 Indemnification of Agents. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a Member, Manager, employee or other agency of the Company or that, being or having been such a Member, Manager, employee or agent, he or she is or was serving at the request of the Company as a manager, employee or other agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an "agent"), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit; provided, however, the Company shall not indemnify such Member, Manager, employee or other agent of the Company for any action, suit or proceeding which arises from or relates to the gross negligence or willful misconduct of such member, Manager, employee or other agent. The Company specifically indemnifies Saint Andrews and Callaway Golf for any Environmental Liabilities that may arise or be asserted against Saint Andrews or Callaway Golf as a result of being a Member of the Company. "Environmental Liabilities" means any liability, damage, claim, penalty, fine, lien, cost or expense (including attorneys' and consultants' fees) arising out of or relating to any Hazardous Substance or storage tank on Company's premises, or generated, stored, treated, or handled at, or transported or released from, Company's premises or for Company's benefit or in connection with its activities. "Hazardous Substance" means any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials, is either (a) potentially injurious to the public health, safety or welfare, the environment or Company's premises, (b) regulated or monitored by any governmental authority, or (c) a basis for liability to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substance shall include, but not be limited to, hydrocarbons, petroleum, gasoline, crude oil or any products, by-products or fractions thereof.

    11.2 Insurance. Upon the consent of all Members, the Company may purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as an agent, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 11.1 or under applicable law.

                                 ARTICLE XII
                          INVESTMENT REPRESENTATIONS

    Each Member hereby represents and warrants to, and agrees with, the Manager, the other Members, and the Company as follows:

    12.1 Preexisting Relationship or Experience. (i) It has a preexisting personal or business relationship with the Company, Manager or control persons or (ii) by reason of its business or financial experience, or by reason of the business or financial experience of its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any affiliate or selling agent of the Company, it is capable of evaluating the risks and merits of an investment in the Membership Interest and of protecting its own interests in connection with this investment.

    12.2 No Advertising. It has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Membership Interest.

    12.3 Investment Intent. It is acquiring the Membership Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other person will have any direct or indirect beneficial interest in or right to the Membership Interest.

    12.4 Accredited Investor. It is an "accredited investor" as defined in Rule 501(c) promulgated by the Securities and Exchange Commission (the "SEC").

    12.5 Purpose of Entity. If the Member is a corporation, partnership, limited liability company, trust, or other entity, it was not organized for the specific purpose of acquiring the Membership Interest.

    12.6 Economic Risk. It is financially able to bear the economic risk of an investment in the Membership Interest, including the total loss thereof.

    12.7 No Registration of Membership Interest. It acknowledges that the Membership Interest has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or qualified under the California Securities Law of 1968, as amended, or any other applicable blue sky laws in reliance, in part, on its representations, warranties, and agreements herein.

    12.8 Membership Interest in Restricted Security. It understands that the Membership Interest is a "restricted security" under the Securities Act in that the Membership Interest will be acquired from the Company in a transaction not involving a public offering, and that the Membership Interest may be resold without registration under the Securities Act only in certain limited circumstances and that otherwise the Membership Interest must be held indefinitely.

    12.9 No Obligation to Register. It represents, warrants, and agrees that the Company and the Manager are under no obligation to register or qualify the Membership Interest under the Securities Act or under any state securities law, or to assist it in complying with any exemption from registration and qualification.

    12.10 Legends. It understands that the certificates (if any) evidencing the Membership Interest may bear one or all of the following legends:

        a. "THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH HEREIN."

        b.    Any legend required by applicable state securities laws.

    12.11 Investment Risk. It acknowledges that the Membership Interest is a speculative investment which involves a substantial degree of risk of loss by it of its entire investment in the Company, that it understands and takes full cognizance of the risk factors related to the purchase of the Membership Interest, and that the Company is newly organized and has no financial or operating history.

    12.12 Restrictions on Transferability. It acknowledges that there are substantial restrictions on the transferability of the Membership Interest pursuant to this Agreement, that there is no public market for the Membership Interest and none is expected to develop, and that, accordingly, it may not be possible for it to liquidate his or her investment in the Company.

    12.13 No Representations By Company. Neither any Manager, any agent or employee of the Company or of any Manager, or any other Person has at any time expressly or implicitly represented, guaranteed, or warranted to it that it may freely transfer the Membership Interest, that a percentage of profit and/or amount or type of consideration will be realized as a result of an investment in the Membership Interest, that past performance or experience on the part of the Manager or their Affiliates or any other person in any way indicates the predictable results of the ownership of the Membership Interest or of the overall Company business, that any cash distributions from Company operations or otherwise will be made to the Members by any specific date or will be made at all, or that any specific tax benefits will accrue as a result of an investment in the Company.

    12.14 Consultation with Attorney. It has been advised to consult with its own attorney regarding all legal matters concerning an investment in the Company and the tax consequences of participating in the Company, and has done so, to the extent it considers necessary.

                                ARTICLE XIII
                                MISCELLANEOUS

    13.1 Complete Agreement. This Agreement and the Articles constitute the complete and exclusive statement of agreement among the Members and Manager with respect to the subject matter herein and therein and replace and supersede all prior written and oral agreements or statements by and among the Members and Manager or any of them. No representation, statement, condition or warranty not contained in this Agreement or the Articles will be binding on the Members or Manager or have any force or effect whatsoever. To the extent that any provision of the Articles conflict with any provision of this Agreement, the Articles shall control.

    13.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

    13.3 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and Manager and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

    13.4 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act, Corporations Code or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned.

    13.5 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

    13.6 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

    13.7 Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each Member further agrees that personal jurisdiction over such Member may be effected by service of process, and that when so made shall be as if served upon such Member personally within the State of California.

    13.8 Governing Law. This Agreement shall be interpreted under, and shall be governed by, the laws of the State of California.

    13.9 Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

    13.10 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

    13.11 Additional Documents and Acts. Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

    13.12 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement must be in writing (which may include facsimile) and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Any party may, at any time by giving five (5) days prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice will be given.

    13.13 Amendments. All amendments to this Agreement will be in writing and signed by all of the Members.

    13.14 Reliance on Authority of Person Signing Agreement. If a Member is not a natural person, neither the Company nor any Member will (a) be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual or (b) be responsible for the application or distribution of proceeds paid or credited to individuals signing this Agreement on behalf of such entity.

    13.15 No Interest in Company Property: Waiver of Action for Partition. No Member or owner of an Economic Interest has any interest in specific property of the Company. Without limiting the foregoing, each Member and owner of an Economic Interest irrevocably waives during the term of the Company any right that he or she may have to maintain any action for partition with respect to the property of the Company.

    13.16 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

    13.17 Attorney Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses.

    13.18 Time is of the Essence. All dates and times in this Agreement are of the essence.

    13.19 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

    [The rest of this page intentionally left blank]

    IN WITNESS WHEREOF, all of the Members and Manager of All-American Golf LLC, a California Limited Liability Company, have executed this Agreement, effective as of the date written above.

                                MEMBER:

                                SAINT ANDREWS GOLF CORPORATION, a
                                Nevada corporation

                                By: /s/ Ron Boreta
                                   Ron Boreta, President

                                MEMBER:

                                CALLAWAY GOLF COMPANY, a California
                                corporation

                                By: /s/ Donald H. Dye
                                   Donald H. Dye, President and Chief
                                   Executive Officer

                               Schedule 2.7

    The ownership of the outstanding common stock of Saint Andrews is as follows:

    SHAREHOLDER                              NUMBER OF SHARES

    Las Vegas Discount Golf & Tennis, Inc.      2,000,000

    Three Oceans, Inc.                            500,000**

    Various Shareholders of Publicly
         Traded Shares                          1,000,000
                                          ---------------

** Three Oceans, Inc., an affiliate of Sanyo North America, owns 500,000 shares of convertible preferred stock which are convertible into a total of 500,000 shares of Saint Andrews common stock.

                                Schedule 5.7
                            Performance Criteria

FISCAL YEAR                            PERFORMANCE CRITERIA

1997 The Company shall not realize a net loss in excess of $500,000 from the date of the opening of the Center to the general public through December 31, 1997.

1998 The Company shall not realize a net loss in excess of $400,000 for the year nor a cumulative, undiscounted net loss in excess of $1,000,000 as of the end of the year.

1999 The Company shall not realize a net loss in excess of $300,000 for the year nor a cumulative, undiscounted net loss in excess of $1,000,000 as of the end of the year.

2000 The Company shall not realize a net loss in excess of $200,000 for the year nor a cumulative, undiscounted net loss in excess of $1,000,000 as of the end of the year.

2001 The Company shall attain inception-to-date, undis-counted net profit of at least $1.

2002+ During each fiscal year that the Callaway Golf Loan remains outstanding, the Allocation of Net Income and Net Loss to Callaway Golf as calculated pursuant to Article VI of this Agreement will represent at least a 5% annual return on the equity investment of Callaway Golf.

                   During each fiscal year following the year in which the Callaway Golf Loan is repaid, the Allocation of Net Income and Net Loss to Callaway Golf as cal-culated pursuant to Article VI of this Agreement will represent at least a 10% annual return on the equity investment* of Callaway Golf.

    Performance Criteria shall be subject to applicable governmental laws, orders, ordinances, rules, regulations and restrictions, acts of God, fires, strikes and other labor difficulties, accidents, war and any risks in any way pertaining thereto and all other events and circumstances beyond the control of Company. Failure to achieve Performance Criteria shall not be deemed to have occurred if such failure is caused by any of the events set forth in the preceding sentence.

--------------
* As to any fiscal year, the equity investment of Callaway Golf is defined as:

- the initial capital contribution of $750,000 plus
- any additional capital contribution made by (or conversion of debt to equity effected by) Callaway Golf pursuant to this Agreement. Contributions made during the subject year will be appropriately weighted to reflect the portion of the year benefitted by the contribution plus
- cumulative prior year net income allocations pursuant to Article VI of this Agreement, except that if cumulative prior year allocations represent a net loss, such cumulative prior year allocations will be disregarded minus
- any distributions made to Callaway Golf pursuant to Article VI of this Agreement.

Distributions made during the subject year will be appropriately weighted to reflect the portion of the year affected by the distribution.